EXHIBIT 99.3

NOMINATING AND CORPORATE GOVERNANCE COMMITTEE CHARTER

1. Members. The Board of Directors (the “Board”) of Revelation Biosciences, Inc. (the “Company”) will appoint a Nominating and Corporate Governance Committee (the “Committee”) of at least two members, consisting, subject to the transition rules and exceptions applicable to a company listed on the Nasdaq Stock Market (“Nasdaq”), entirely of independent directors, and designates one member as chairperson. Members of the Committee are appointed by the Board. For purposes hereof, an “independent” director is a director who meets the Nasdaq standards of independence for directors, as determined by the Board.

2. Purpose, Duties and Responsibilities. The purpose of the Committee is to identify individuals qualified to become members of the Board (consistent with criteria approved by the Board), recommend director candidates to the Board and perform a leadership role in shaping the Company’s corporate governance. Among its specific duties and responsibilities, the Committee will:

(a)
Develop and recommend to the Board criteria for identifying and evaluating director candidates and periodically review these criteria and recommend changes to the Board as appropriate.
(b)
Annually evaluate the composition of the Board to assess whether the skills, experience, characteristics and other criteria established by the Board are currently represented on the Board as a whole and with respect to each individual director, and to assess the criteria that may be needed in the future.
(c)
Identify, review the qualifications of and recruit director candidates for election to the Board.
(d)
Assess the qualifications, contributions and independence of incumbent directors in determining whether to recommend them for reelection to the Board.
(e)
Discuss succession planning for the Board and key leadership roles on the Board and its committees.
(f)
Establish procedures for the consideration of director candidates recommended for the Committee’s consideration by the Company’s stockholders.
(g)
Recommend to the Board director candidates for election or reelection to the Board at the Company’s annual meeting of stockholders.
(h)
Recommend to the Board director candidates to be elected by the Board as necessary to fill vacancies and newly created directorships.

(i)
Develop and recommend to the Board a set of corporate governance principles, annually review these principles and recommend changes to the Board as appropriate.
(j)
Periodically review the Board’s leadership structure and recommend changes to the Board as appropriate.
(k)
Make recommendations to the Board concerning the size, structure, composition and functioning of the Board and its committees.
(l)
Oversee the orientation process for new directors and ongoing education for incumbent directors.
(m)
Oversee the evaluation of the Board and its committees.
(n)
Annually evaluate the performance of the Committee and the adequacy of the Committee’s charter and recommend changes to the Board as appropriate.

3. Subcommittees. The Committee may delegate its duties and responsibilities to one or more subcommittees as it determines appropriate.

4. Outside advisers. The Committee will have the authority to retain such outside counsel, experts and other advisers as it determines appropriate to assist it in the full performance of its functions, including any search firm used to identify director candidates, and will receive appropriate funding, as determined by the Committee, from the Company, for the payment of compensation to any such advisors and for the payment of ordinary administrative expenses that are necessary or appropriate in carrying out the Committee’s duties.

5. Meetings. The Committee will meet as often as may be deemed necessary or appropriate, in its judgment, at such times and places as the Committee or its chairperson determines. A majority of the members of the Committee constitutes a quorum. The Committee will report regularly to the Board with respect to its activities.

Adopted by the Board on: _______________